1© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE Corporate Presentation NYSE American: LODE New Orleans Investment Conference NOVEMBER 4, 2023 Exhibit 99.1

2© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE 2 • Comstock consolidated twelve square miles, covering 6.5 miles of strike length over the historic Comstock and Silver City lodes. • Historic, world-class production 8.2 million oz gold and 192 million oz silver. • Existing mineral resources. • Existing, permitted processing facility. • Numerous exploration projects and near zero probability that all gold and silver resources have been identified. We just need better tech to find it! Comstock Mineral Estate

3© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE CURRENT SK-1300’S ON MAJOR GOLD & SILVER RESOURCES Lucerne Resource 312,000 oz gold M&I from report by Respec (MDA) March 16, 2022. Comstock is not treating the Lucerne estimate as a current estimate of resources. Dayton Resource 293,000 oz gold M&I, 100% owned. DAYTON ESTIMATED IN-SITU MINERAL RESOURCES AS OF NOVEMBER 1, 2022 (0.007 OPT AU CUT-OFF) Tons Au (opt) Ag (opt) Contained1 Au (oz) Ag (oz) Measured 2,650,000 0.030 0.252 80,000 670,000 Indicated 7,620,000 0.028 0.190 213,000 1,450,000 Measured and Indicated 10,270,000 0.029 0.206 293,000 2,120,000 Inferred 3,740,000 0.024 0.129 90,000 480,000 1Slight differences may occur due to rounding

4© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE Diverse Portfolio of Technologies Enabling Systemic Decarbonization | PROFITABLY TARGETING NET ZERO üLow-Carbon Lignocellulosic Fuels üPhotovoltaic Panel Recycling üSustainable Mining üPhysics-based Artificial Intelligence üBattery Remanufacturing

PHYSICS-BASED GENERATIVE ARTIFICIAL INTELLIGENCE

comstock MINING



Expanded Resource Development

- Expand the resource to over 2 million ounces of gold[1]
- 100% owned, leased, permitted and royalty generating silver and gold resources in the historic, world-class Comstock Lode

High Precision Data and AI Analytics

- Hyperspectral imager enables high precision prospecting
- Developing atomistic modeling for enhanced future capability

Sustainable Mineral Discovery

- Increase certainty in mineral discovery targets
- Reduce costs of traditional drill programs
- Increase support and discernment for identifying measured, indicated, and inferred mineral resources.

Sources: Company Estimates
1 – based on Company estimates of possible quantifiable resources located within the Company's current holdings

© 2023 COMSTOCK INC | NYSE American: LODE
PUBLIC RELEASE
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6© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE PHYSICS-BASED GENERATIVE ARTIFICIAL INTELLIGENCE Company Estimates 1 – based on Company estimates of possible quantifiable resources located within the Company’s current holdings • 20th Century Witnessed the Manipulation of Data • 21st Century is Seeing the Manipulation of Matter • Nvidia, SpaceX, etc. Its already happening Simulate, Sense & Engineer Matter • Pioneering over the past three years • Geo-politically disruptive over the next three years Physics-AI Disrupt Geo-politics Physics-AI Proxy Economic Power • Impacts on GDP, productivity and security • Redefinition of capital allocation Sources:

7© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE 7

8© 2023 COMSTOCK INC | NYSE American: LODE PUBLIC RELEASE Corporate Presentation Commerce Room, Third Floor 5:00 – 5:40 pm